Exhibit 99.1

Proto Labs, Inc. Launches New Additive Manufacturing Service

Proto Labs acquires FineLine Prototyping to jump-start entry into additive manufacturing service business

MAPLE PLAIN, Minn.—(BUSINESS WIRE)—April 24, 2014—Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled quick-turn manufacturer, has announced today the launch of its additive manufacturing service through the acquisition of privately held FineLine Prototyping, Inc. a leading provider of additive manufacturing services.

The addition of additive manufacturing expands Proto Labs services to address a wider spectrum of need for the product developer. From concept models, to form and fit testing, to functional testing and short-run production, no other company can supply a broader range of quick-turn custom parts with the speed, reliability and consistency of Proto Labs.

FineLine, based in Raleigh, North Carolina, offers high-quality stereolithography, selective laser sintering and direct metal laser sintering services to corporate customers in a wide variety of industries, including medical, aerospace, computer/electronics, consumer products and industrial machinery, among others. FineLine has a stellar reputation for delivering high-quality, precision, rapid-prototype parts, ranging from small, highly-detailed parts to large patterns.

Fine Line generated revenues of approximately $9.7 million in 2013. Under terms of the agreement, Proto Labs will acquire FineLine for total consideration of $38 million. Proto Labs will continue to operate the FineLine facility out of Raleigh, and expects to retain the services of all key employees, including FineLine principals Rob Connelly and Craig Goff to lead the global additive manufacturing services. Proto Labs expects the acquisition of FineLine to be accretive to Proto Labs earnings per share by the fourth quarter of 2014.

The addition of an additive manufacturing service is highly complementary to Proto Labs’ existing CNC machining and injection molding services. Historically, 70% of Proto Labs customers also utilize an additive manufacturing service in their product development process. Proto Labs will announce its new additive manufacturing service to its substantial database of over 300,000 product developers to leverage the inherent synergy this new service provides.

“We are excited to launch our new additive manufacturing service,” said Vicki Holt, Proto Labs President and CEO. “The FineLine acquisition is the first step in building this new service. We will look to expand our additive manufacturing capabilities in the US, as well as globally, through both organic growth and potential new acquisitions. Our customers have been asking us to provide additive manufacturing services for quite some time, and now we can address that need. We’re accepting orders starting today.”

Exhibit 99.1

Piper Jaffray & Co. acted as financial advisors to Proto Labs and Faegre Baker Daniels LLP acted as legal advisors to Proto Labs.

Conference Call

The company has scheduled a conference call to discuss these developments today, April 24, 2014 at 8:30 a.m. ET. To access the live call, please dial 866-825-1709 or outside the U.S. 617-213-8060, at least five minutes prior to the 8:30 a.m. start time and use participant code 60779619#. A simultaneous webcast of the call will also be available on the investor relations section of the company’s website at www.protolabs.com/investors. An audio replay will be available for 14 days following the call on the investor relations section of Proto Lab’s website.

About Proto Labs, Inc.

Proto Labs, Inc. is a leading online and technology-enabled quick-turn manufacturer of custom parts for prototyping and short-run production. Proto Labs provides “Real Parts, Really Fast” to product developers worldwide. Proto Labs uses computer numerical control (CNC) machining, injection molding, and additive manufacturing to manufacture custom parts for our customers. For more information, visit www.protolabs.com.

Proto Labs, Inc.
Investor Relations:
Jack Judd, 763-479-7408
Jack.judd@protolabs.com
or
Media Relations:
Bill Dietrick, 763-479-7664
Bill.dietrick@protolabs.com